News Bulletin

For Further Information:
2200 West Parkway Boulevard	Richard R. Putnam
Salt Lake City, Utah 84119-2331	Investor Relations
www.franklincovey.com	(801) 817-1776

FRANKLINCOVEY ANNOUNCES
$10 MILLION REDEMPTION OF PREFERRED STOCK AND
COMMON SHARE BUYBACK AUTHORIZATION

SALT LAKE CITY, Jan. 23, 2006 -- FranklinCovey (NYSE: FC) today announced that it has given shareholders of its Series A Preferred Stock notice of redemption for $10 million of the currently outstanding preferred stock. The notice was given to shareholders of record as of January 23, 2006, and provides for a redemption price of $25 per share plus accrued dividends through February 13, 2006, the redemption date. This second prorata redemption satisfies the extension conditions provided for by the amendment approved by shareholders at its meeting on January 20, 2006, which grants an extension to the Company to redeem the remaining $37 million of outstanding post-redemption Series A Preferred Stock until December 31, 2007. The shares of preferred stock will be redeemed on a prorata basis, subject to adjustment for fractional shares. The Company estimates that the redemption will result in the acquisition and cancellation of approximately 400,000 shares of its Series A Preferred Stock.

The Company also announced that its Board of Directors has authorized the repurchase from time to time, at prevailing market prices, of up to $10 million of the Company's currently outstanding common stock. This authority may be exercised as market conditions warrant and is subject to regulatory considerations. Purchases may be suspended from time to time or discontinued. The authorization is open-ended and does not have an expiration date.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, more than 100 retail stores, and http://www.franklincovey.com . Nearly 1,500 FranklinCovey associates provide professional services and products in 36 offices in 129 countries.